November 1, 2013

Viosolar, Inc.
Kolokotroni 2A, 17563 Paleo Faliro
Athens, Greece

Re:	Tax Opinion – Viosolar Inc. Conversion

Dear Ladies and Gentlemen:

We have acted as special counsel to Viosolar Inc. (“Viosolar Canada”), an Alberta corporation, solely for the purpose of rendering this legal opinion as to U.S. Federal tax matters in connection with the proposed Conversion (the "Conversion") of Viosolar Canada, into Viosolar Inc., a Nevada corporation, (“Viosolar Nevada”). At your request, this opinion is being delivered in connection with a registration statement on Form S-4/A (File No. 333-191107) relating to the proposed Conversion (the "Registration Statement") to which this opinion may appear as an exhibit.

We understand that the Conversion will be consummated pursuant to the Plan of Conversion included in the Registration Statement, (the "Plan of Conversion").  Based on our review of the Plan of Conversion and other documents provided Viosolar Canada, we understand that upon consummation of the Conversion, Viosolar Nevada shall be the surviving corporation.  Viosolar Canada common stock will convert into and become Viosolar Nevada common stock with provisions for dissenters to receive consideration.

You have requested that we render the opinion set forth below.  In rendering such opinion, we have assumed with your consent that (i) the Conversion will be effected in accordance with the Plan of Conversion; (ii) the Conversion will qualify as a Conversion under the applicable laws of the state of Canada and the State of Nevada; (iii) Viosolar Canada and Viosolar Nevada will timely comply with all filing and other requirements under the Internal Revenue Code of 1986, as amended (the “Code”), in connection with the Conversion; (iv) the statements concerning the Conversion set forth in the Plan of Conversion and the Registration Statement are true, complete and correct as of the date hereof and at the effective time (the “Effective Time”) of the Conversion; (v) the representations made in the Plan of Conversion and in a letter delivered to us for purposes of this opinion (the "Representation Letter") are true, complete and correct as of the date hereof and at the Effective Time; and (vi) any representations made in the Plan of Conversion or in the Representation Letter are "to the best knowledge of" or similarly qualified are true, correct and complete without such qualification.  We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Plan of Conversion.

We have examined the documents referred to above and the originals, or duplicates or certified or conformed copies, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.  We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

If the Conversion is effected on a factual basis different from that contemplated in the Plan of Conversion and the Registration Statement the opinion expressed herein may be inapplicable.  Our opinion is based on the Code, Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof and is our best judgment with respect to tax treatment and not a guarantee of particular outcome should the Conversion be reviewed by the Internal Revenue Service or by a United States court.  If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, the opinion expressed herein may become inapplicable.  We cannot provide any assurance that applicable laws or regulations will remain the same and do not take any responsibility to update this opinion should there be subsequent developments in the law or interpretations after the Effective Time.

Subject to the foregoing and the qualifications and limitations set forth herein, and assuming the Conversion will be consummated in accordance with the Plan of Conversion (and exhibits thereto), Nevada statutes, and as described in the Registration Statement, we are of the opinion that for United States federal income tax purposes:

(i)           The Conversion will constitute a reorganization within the meaning of Sections 368(a)(1) of the Code, subject to a requisite number of shareholders agreeing to participate in the Conversion;

(ii)           No gain or loss will be recognized by Viosolar Canada U.S. shareholders as a result of the Conversion, subject to the income and gain recognition rules of Section 367(b) for U.S. holders;

(iii)           The aggregate tax basis of Viosolar Canada U.S. shareholders who exchange all of their Viosolar Canada shares solely for Viosolar Nevada shares pursuant to the Conversion will be the same as the aggregate tax basis of the Viosolar Canada shares exchanged therefor;

(iv)           The tax holding period of the shares of Viosolar Nevada to be received by a U.S. shareholder of Viosolar Canada, will include the period during which the shareholder held the shares of Viosolar Canada converted, provided the Viosolar Canada stock surrendered is held as a capital asset; and

(v)           If a Viosolar U.S. shareholder dissents to the Conversion and elects to receive cash in exchange for the shareholder’s Viosolar shares, such receipt of cash will be treated as if the shareholder sold its shares.

Shareholders who receive Viosolar Nevada common stock as a result of the Conversion will be required to retain records pertaining to the Conversion and each shareholder may be required to file a statement setting forth certain facts relating to the Conversion with his/her federal income tax return for the year in which the Conversion takes place.

We express our opinion herein only as to those matters specifically set forth herein and no opinion should be inferred as to the tax consequences of the Conversion under any state, local or foreign law, or with respect to other areas of United States federal taxation, including but not limited to the potential application of the alternative minimum tax.  We are members of the Bar of the State of Washington, and we do not express any opinion herein concerning any law other than the federal income tax laws of the United States.  This discussion does not address tax consequences that may vary with, or are contingent on, special circumstances, including but not limited to financial institutions, insurance companies, securities dealers, tax-exempt organizations, trusts, option holders, or foreign taxpayers.

This opinion is furnished to you as of the date hereof by us as counsel to Viosolar Canada and we expressly disclaim any obligation to update this letter or otherwise to advise you or any successor or assignee of any matters (including, but not limited to, any subsequently enacted, published or reported laws, rules, regulations or judicial decisions having retroactive effect) which may come to our attention after the date of this letter and which affect any of the opinions expressed in this letter.  This opinion is solely for the benefit of Viosolar Canada and its shareholders, and is rendered solely in connection with the Conversion.  This opinion may not be relied upon by any other person, and may not, in whole or in part, be quoted, relied upon or referred to for any other purpose without our express prior written consent.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and to the use of our name under the sections “Material United States Federal Tax Consequences” and “Experts and Counsel”.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very Truly Yours,

WILLIAMS KASTNER

/s/ Robert D. Pentimonti
_______________________________
By: Robert D. Pentimonti, Member

 4374032.1